Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated July 15, 2024, except for Notes 2 and 3 as to which the date is October 30, 2024, relating to the consolidated financial statements of New Rise Renewables, LLC and Subsidiary (the “Predecessor”) as of and for the year ended December 31, 2023, which appear in the consolidated financial statements of XCF Global Inc. in the Registration Statement on Form S-1/A (the “Registration Statement”). Our report includes an explanatory paragraph regarding the Predecessor’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” including in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

November 26, 2025